                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       APERTUS TECHNOLOGIES INCORPORATED
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                               [LOGO OF APERTUS]

                            7275 FLYING CLOUD DRIVE
                        EDEN PRAIRIE, MINNESOTA  55344

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 18, 1996


TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Apertus Technologies Incorporated (the "Company") will be held on Thursday, July 18, 1996, at 10:00 a.m., Minneapolis time, at the Radisson Hotel South and Plaza Tower, 7800 Normandale Boulevard, Bloomington, Minnesota 55439, for the following purposes:

     1. To elect two directors to serve for three-year terms or until their respective successors are elected and qualified;

     2. To ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending March 30, 1997; and

     3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has designated the close of business on June 3, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                    By Order of the Board of Directors

                                    Julie Cummins Brady
                                    Secretary

June 12, 1996

                               [LOGO OF APERTUS]

                            7275 FLYING CLOUD DRIVE
                        EDEN PRAIRIE, MINNESOTA  55344

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 18, 1996


     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Apertus Technologies Incorporated (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Thursday, July 18, 1996, at 10:00 a.m., Minneapolis time, at the Radisson Hotel South and Plaza Tower, 7800 Normandale Boulevard, Bloomington, Minnesota 55439, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company's Annual Report to Shareholders commencing on or about June 12, 1996.


VOTING RIGHTS AND PROCEDURES

     Only shareholders of record of the Common Stock of the Company whose names appear of record on the Company's books at the close of business on June 3, 1996 will be entitled to vote at the Annual Meeting. As of that date, a total of 14,047,455 shares of such Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. If a shareholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for approval of the appointment of Ernst & Young LLP as the Company's independent auditors. So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.

ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is comprised of six members. The Board of Directors is divided into three classes, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

     The term of the Class One directors expires at the Annual Meeting, and two Class One directors will be elected at the Annual Meeting to hold office until the 1999 Annual Meeting or until their respective successors are elected and qualified. George E. Hubman and Arch J. McGill are the incumbent Class One directors, and Messrs. Hubman and McGill are being nominated for election at the Annual Meeting. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Hubman and McGill, unless otherwise directed. Each of Messrs. Hubman and McGill has indicated a willingness to serve, but in case either of them is not a candidate at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information concerning the incumbent directors is set forth below. The terms of the incumbent Class Two and Class Three directors expire at the 1997 and 1998 Annual Meetings, respectively. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director. The Board of Directors recommends a vote FOR the election of Messrs. Hubman and McGill.


George E. Hubman
(Class One).............. Mr. Hubman, 53 years of age, has been a director of the Company since July 1995. Since 1994, he has been a business consultant and private investor. Mr. Hubman retired as Vice President of Sales and Marketing of Walker Richer and Quinn, Inc. ("WRQ"), a provider of desk top connectivity software, in 1994. Mr. Hubman was a co-founder of WRQ and held such position since the Company's formation in 1981. Prior to WRQ, Mr. Hubman's career included sales positions with IBM and Hewlett-Packard. Mr. Hubman is also a director of Syntax, Inc. and Tully's Coffee.

Arch J. McGill
(Class One).............. Mr. McGill, 65 years of age, has been a director of the Company since July 1989. He is President of Chardonnay Inc., a venture capital investment company with which he has been associated since 1985. From 1983 to 1985, Mr. McGill served as Chief Executive Officer of Rothschild Ventures. Mr. McGill has extensive business experience in the telecommunications industry, and from 1973 to 1983, he was employed by AT&T Corp., most recently as President of AIS/American Bell. Mr. McGill is also a director of ACT Networks, Inc. and Disc, Inc.

Nicholas J. Covatta, Jr.
(Class Two).............. Mr. Covatta, 49 years of age, has been a director of the Company since February 1982. He has been Chairman of the Board of Atlantis Group, Inc., a private investment company, since August 1986. Mr. Covatta's prior business experience includes executive positions at the General Electric Company, Gulf Oil Corporation and the Boston Consulting Group.

Robert D. Gordon
(Class Two).............. Mr. Gordon, 47 years of age, has been a director of the Company since July 1987. He has been Chairman of the Board and Chief Executive Officer of the Company since April 1990 and President since December 1988. He was first employed by the Company as Senior Vice

                          President in July 1987, and subsequently served as Chief Financial Officer from August 1987 to May 1988, Secretary from January 1988 to September 1988, and Group Vice President, Marketing from April 1988 to December 1988. From April 1984 to July 1987, Mr. Gordon was Executive Vice President of First Bank System, Inc.

Robert W. Fischer
(Class Three)............ Mr. Fischer, 77 years of age, has been a director of the Company since October 1983. He is President of Robert W. Fischer & Co., Inc., a private financial consulting and investment banking firm, and he is a private investor. Mr. Fischer is also a director of Ringer Corporation.

Clarence W. Spangle
(Class Three)............ Mr. Spangle, 71 years of age, has been a director of the Company since May 1985. He is self-employed as a management consultant. From February 1980 to January 1985, he was Chairman of the Board and President of Memorex Corporation. Following the acquisition of Memorex Corporation by Burroughs Corporation, he was also Executive Vice President of Burroughs Corporation from January 1982 until January 1985. Mr. Spangle is also a director of Key Tronic Corporation.


     The Board of Directors has an Audit Committee consisting of Messrs. Covatta, Spangle and Fischer, and a Compensation Committee consisting of Messrs. McGill, Covatta, Hubman, Spangle and Fischer. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met one time during the 1996 fiscal year. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors. The Compensation Committee met one time during the 1996 fiscal year. The Board of Directors does not have a standing nominating committee.

     During the 1996 fiscal year, the Board of Directors held five meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served. Each non-employee director receives a $12,000 annual retainer and a $750 fee for each Board of Directors' and committee meeting he attends. In addition, under the terms of the Company's 1990 Long Term Incentive Plan (the "1990 Plan"), each incumbent non-employee director automatically receives an option to purchase 5,000 shares of Common Stock at each annual meeting of shareholders, and each new non-employee director will receive an option to purchase 20,000 shares on the date of such director's initial election to the Board of Directors.

     As consideration for certain consulting services provided to the Company, the Company provides health insurance for Mr. McGill at an annual cost to the Company of approximately $3,500.

                            EXECUTIVE COMPENSATION


REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

                                   OVERVIEW

     The Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for developing and approving the Company's executive compensation policies. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data for other companies. The overall objectives of the Company's executive compensation program are to provide compensation that will attract and retain superior talent and reward performance.

     The Company's executive compensation program provides an overall level of compensation opportunity that is competitive with a broad group of computer manufacturing industry companies and a smaller group of software and high tech companies comparable in size to the Company. The broad industry peer group to which the Compensation Committee compares the Company's executive compensation levels is currently a group of computer manufacturing companies for which survey data is obtained from the Company's outside compensation consultant. The other comparative group of companies used by the Compensation Committee in determining executive compensation levels currently consists of software and high tech companies selected by the outside compensation consultant that have annual revenues approximately equal to those of the Company. Because the Compensation Committee does not believe that all of the companies included in the peer group index used in the shareholder return graph included in this Proxy Statement under the caption "Comparative Stock Performance" are comparable to the Company or compete for the same pool of executive talent, the two groups of companies used by the Compensation Committee in setting the Company's executive compensation levels are both different than the group of companies in such peer group index.

     Actual compensation levels may be greater than competitive levels in surveyed companies based upon annual and long-term Company performance, as well as individual performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by the Company's or an individual executive officer's circumstances.

                    EXECUTIVE OFFICER COMPENSATION PROGRAM

     The components of the Company's compensation program for its executive officers include (a) base salary, (b) performance-based cash bonuses, (c) long-term incentive compensation in the form of stock options and restricted stock awards, (d) participation in a stock acquisition loan assistance program and (e) participation in a deferred compensation program.

Base Salary

     The Chief Executive Officer makes annual recommendations regarding the base salaries of the executive officers (other than the Chief Executive Officer) to the Compensation Committee. For the 1996 fiscal year, base salaries for the executive officers were intended to be at approximately the 50th percentile of fixed compensation levels for comparable management personnel employed by the two groups of peer companies referred to above. In making base salary recommendations, the Chief Executive Officer also takes into account individual experience and performance, and specific issues particular to the Company. The Compensation Committee generally approves the Chief Executive Officer's recommendations with respect to base salaries for other executive officers.

Performance Based Bonuses

     Under the Company's bonus plan for executive officers and other key management employees, bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives relating to total revenues and net income as determined by the Board during the first quarter of each year. Additionally, the executive officers who have product specific responsibilities have bonus plans related to key management objectives related to individual product revenue and operating income goals. The size of the fund available for such bonuses increases in relation to the extent to which such objectives are exceeded. The Committee allocates the fund among the executive officers and other key management personnel based on a percentage of the executive's salary ranging from approximately 20% to 65% as established at the beginning of the year. If the base performance criteria are met, each officer is entitled to a base bonus amount equal to that percentage of the officer's base salary. In the event the base performance criteria are exceeded, bonuses may be increased up to two times the base bonus amount depending on the extent to which such base performance criteria are exceeded. For the 1996 fiscal year, bonus payments available to executive officers under the bonus plan, in addition to base salary, were targeted to be in the top quartile of the salary and bonus levels, assuming superior performance, for comparable management personnel employed by the two comparative groups of companies referred to above.

     During the 1996 fiscal year, the Company did not meet the total revenue and net income goals set forth in the bonus plan, and as a result, no executive officer received a bonus under the plan except that bonuses ranging from $15,000 to $32,000 were paid to two executive officers as a result of their achievement of key management objectives within their business units.

Stock Option and Restricted Stock Program

     Stock options and restricted stock awards are granted to key management employees under the 1990 Plan, which was approved by the Company's shareholders in 1990. The objectives of the 1990 Plan are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant long-term ownership position in the Company's Common Stock.

     The 1990 Plan authorizes the Board or a committee of outside directors to grant stock options, restricted stock and other types of awards to key executives and key employees. To date, the only type of awards granted to executive officers under the 1990 Plan have been stock options and restricted stock. All stock options outstanding were granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant, have ten year terms and generally become exercisable in installments over a four or five year period.

     Stock options are granted upon commencement of employment based on the recommendation of the Chief Executive Officer. In determining whether to recommend additional option grants to an executive officer, the Chief Executive Officer typically considers the individual's performance and any planned change in functional responsibility. Neither the profitability of the Company nor the market value of its stock are considered in setting the amount of executive officer stock option grants. The stock option position of executive officers is reviewed on an annual basis. The Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Compensation Committee may or may not grant additional options in its discretion. The determination of whether or not additional options will be granted is based on a number of factors, including Company performance, individual performance and levels of options granted at the competitive median for the two comparative groups of companies referred to above. Options to purchase an aggregate of 65,500 shares of Common Stock were granted to four executive officers other than the Chief Executive Officer in fisal 1996.

     Historically, the Company has not made restricted stock awards to executive officers but rather has made such awards to other key management personnel. However, one of the executive officers named in the table set forth below under the caption "Summary Compensation Table" received a restricted stock award during the 1995 fiscal year one such officer received a restricted stock award during the 1994 fiscal year and two such officers received restricted stock awards prior to the time they became executive officers.

Stock Acquisition Loan Assistance Program

     In order to encourage stock ownership, the Board of Directors of the Company adopted a stock acquisition loan assistance program (the "Loan Program"). Under the terms of the Loan Program, the Company may make loans to key employees in order to provide them with funds to purchase the Company's Common Stock. In addition, participants are required to buy, with their own funds, equivalent amounts of Common Stock. Each loan bears interest at the rate of 5.0% per annum and is required to be repaid on a date two years after the loan is made. However, if the participant continues to be employed with the Company on such date, the entire amount of the loan is forgiven. During the 1996 fiscal year, the Company made loans under the Loan Program to four executive officers other than the Chief Executive Officer in the aggregate amount of $20,000 and forgave a loan to one executive officer in the amount of $10,000.

Deferred Compensation Program

     In May 1996, the Board of Directors adopted a deferred compensation program (the "Deferred Compensation Program") pursuant to which executive officers of the Company may elect to defer payment of a portion of their salary. Subject to the Board of Directors' discretion, the Company may also make matching contributions to the executive officer's deferred compensation accounts. Although no Common Stock of the Company is acquired pursuant to the Deferred Compensation Program, amounts deferred and Company matching contributions are deemed to be invested in the Company's Common Stock. The right to receive the amounts in the deferred compensation accounts vests on a date specified by the Board of Directors, and amounts are distributed after the vesting date if the executive officer is employed by the Company as of such date. The amount distributed is determined based on the values of the Company's Common Stock on the distribution date.

     The terms of the Deferred Compensation Program as originally adopted by the Board of Directors provided that the price of the Common Stock in which amounts contributed to the deferred compensation accounts were deemed to be invested was equal to the market price of the Common Stock as of the date of inception of the Deferred Compensation Program, which was equal to $10.00 as of such date. In May 1996, the Board of Directors amended the Deferred Compensation Program to provide that the price of the Common Stock in which amounts contributed to the deferred compensation accounts were deemed to be invested would be equal to the lowest average quarterly price for the four quarters following the date of inception of the Deferred Compensation Program, which for the first year of the Deferred Compensation Program (June 1, 1995 to May 31, 1996) was equal to $4.08.

     Under the terms of the Deferred Compensation Program, if an executive officer's employment is voluntarily terminated by the officer or is terminated by the Company for cause prior to the vesting date, the amount of compensation deferred by such officer is distributed in cash without regard to the value of the stock on such date, and the Company matching contribution is forfeited. If the executive officer's employment is terminated by the Company without cause, the greater of the amount of compensation deferred by such officer or the value of the deferred compensation account attributable to amounts deferred by such officer is distributed in cash, and a pro rata portion of the value of the Company matching contributions are distributed in cash based upon the number of days from the date of the initial election to participate in the Deferred Compensation Program to the date employment is terminated and the number of days to the vesting date. Upon a change in control of the Company, all amounts become fully vested.

     In fiscal 1996, executive officers of the Company deferred amounts ranging from 4% to 11% of their base salaries pursuant to the Deferred Compensation Program. The Board of Directors determined that the Company should make matching contributions equal to two times the amount deferred by each such executive officer during fiscal 1996, and that such matching contributions should vest on May 31, 1999. In addition, the Board of Directors approved one time supplemental contributions under the Deferred Compensation Program to three executive officers other than the Chief Executive Officer ranging from $35,000 to $50,000. Such contributions vest on May 31, 1999.

Savings and Investment Plan; Benefits

     The Company makes a matching contribution under the Company's Savings and Investment Plan, a Section 401(k) retirement plan. The Company also has an Employee Stock Purchase Plan pursuant to which the Company's Common Stock can be purchased through periodic payroll deductions at a discount from the market price. In addition, the Company provides medical and other miscellaneous benefits to executive officers that are generally available to Company employees. The amount of perquisites did not exceed 10% of total annual salary and bonus for any executive officer during the 1996 fiscal year.

Stock Option Repricing

     In March 1996, the Compensation Committee authorized the reduction of the exercise price under an option granted to an executive officer in July 1995 which contained an exercise price higher than the current market price of the Company's Common Stock at the time of the repricing. The option granted to the executive officer was designed to provide incentive to the officer to work to achieve long-term success for the Company. The decline in the market price of the Company's Common Stock since the date the option was granted frustrated the purpose of the option and the Compensation Committee deemed it to be in the best interests of the Company to amend the option to reduce the exercise price to the market price at the time of the amendment.

                     CHIEF EXECUTIVE OFFICER COMPENSATION

Base Salary

     The base salary of the Chief Executive Officer is established by and is subject to adjustment by the Compensation Committee. For the 1996 fiscal year, the Chief Executive Officer's base salary was intended to be at approximately the 50th percentile of the base salaries for chief executive officers of the two comparative groups of companies referred to above. Other factors taken into consideration in the determination of the Chief Executive Officer's base salary include historical compensation practices at the Company and the general experience of the Compensation Committee members in dealing with compensation matters at other high-growth technology companies. In evaluating the performance and setting the base salary of the Chief Executive Officer, the Compensation Committee has taken into account the Company's financial
performance and Mr. Gordon's individual performance.   Mr. Gordon's base salary
is $245,000. Mr. Gordon did not receive an increase in his base salary in fiscal 1996 as a result of the Company's performance.

Bonuses, Stock Option Awards and Loan Program

     Mr. Gordon did not receive a bonus for the 1996 fiscal year under the bonus plan because the Company did not meet the total revenue and net income goals set forth in the bonus plan. During the 1996 fiscal year, he was granted options to purchase 19,000 shares of Common Stock to provide him with additional incentive to increase shareholder value through long-term growth of the Company. Mr. Gordon has not been granted any restricted stock under the 1990 Plan to date.
He received a loan of $10,000 under the Loan Program during the 1996 fiscal year.

     During fiscal 1996, the Company's matching contribution to Mr. Gordon's account established pursuant to the Deferred Compensation Program was equal to two times the amount of salary deferred by Mr. Gordon. In addition, a one time supplemental contribution of $75,000 was made to Mr. Gordon's deferred compensation account. The vesting date for such contributions is May 31, 1999. The amendment to the Deferred Compensation Program described above under the caption "Executive Officer Compensation Program--Deferred Compensation Program" also applied to Mr. Gordon's deferred compensation account.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. However, in 1994, the 1990 Plan was amended to comply with Section 162(m) in order that compensation resulting from stock options and certain other awards under the 1990 Plan will not be counted toward the $1,000,000 limit on deductible compensation under
Section 162(m). The Compensation Committee has not formulated any policy with respect to qualifying other types of compensation for deductibility under
Section 162(m).

Nicholas J. Covatta, Jr.
Robert W. Fischer
George E. Hubman
Arch J. McGill
Clarence W. Spangle

Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company, each of the other four most highly compensated executive officers of the Company and two former executive officers of the Company.

                                                                        Long-Term Compensation
                                                                               Awards (2)
                                             Annual            -----------------------------------------
                                          Compensation         Restricted   Securities
                                      ----------------------     Stock      Underlying     All Other
Name and Principal Position     Year   Salary       Bonus(1)     Awards      Options    Compensation (3)
- ---------------------------     ----  --------     ---------   -----------  ----------  ----------------
Robert D. Gordon                1996  $256,838      $    -0-        -0-       19,000          $ 2,051
  Chairman of the Board,        1995   238,846       299,000        -0-          -0-           22,717
  President and Chief           1994   224,614        38,639        -0-      140,000            2,419
  Executive Officer

Lloyd A. Hagemo (4)             1996  $101,250      $    -0-        -0-       35,000          $   141
  Corporate Vice President,
  MQ/Vision Group

Martin G. Hahn (5)              1996  $152,000      $ 15,000        -0-       12,000          $   -0-
  Corporate Vice President,     1995   132,309       137,000      2,500          -0-           12,310
  Internetworking Group         1994   124,154        12,934        -0-       35,000              -0-

Sue A. Hogue (5)                1996  $111,923      $    -0-        -0-        8,500          $10,979
  Corporate Vice President,     1995   103,846        80,000        -0-          -0-              -0-
  Chief Financial Officer       1994    80,603        12,126      6,000       10,000              -0-

Lizabeth Converse Wilson (5)    1996  $127,692      $ 32,000        -0-       10,000          $   689
  Corporate Vice President,     1995   122,885       122,000        -0-       15,000            7,773
  Sales                         1994   103,000        15,307     10,000          -0-            1,269

Norman Friedman (6)             1996  $130,038      $    -0-        -0-          -0-          $   184
  Former Vice President,        1995   157,000       173,485        -0-          -0-            1,220
  Core Technology               1994   154,000        44,465        -0-      100,000              -0-

Leslie N. Yeamans (6)           1996  $223,259      $  5,000        -0-          -0-          $ 1,101
  Former Vice President,        1995   166,000        61,320        -0-          -0-            1,687
  Messaging Products            1994   165,948       104,519        -0-      135,000              -0-

- -----------
(1) The bonus amounts are comprised of bonuses paid pursuant to the Company's 1996 bonus plan for executive officers and other key management employees as described under the caption "Report of Compensation Committee on Annual Compensation-Executive Officer Compensation Program-Performance Based Bonuses" above.

(2) Although the 1990 Plan permits awards of restricted stock, stock appreciation rights, performance awards and other stock-based awards, no such awards other than restricted stock awards have been made to date to any of the named executive officers. Other than as set forth above, no restricted stock awards have been made to any of the named executive officers during the last three fiscal years.

(3) Includes loan amounts forgiven by the Company pursuant to the Company's Loan Program in the 1996 fiscal year of $10,000 to Ms. Hogue and in the 1995 fiscal year as follows: $20,000 for Mr. Gordon; $10,000 for Mr. Hahn; and $6,500 for Ms. Wilson. All other compensation reflected in this column represents Company matching contributions under the Company's Savings and Investment Plan.

(4)  Mr. Hagemo became an executive officer of the Company on January 23, 1996.

(5) As of March 31, 1996, Mr. Hahn had aggregate restricted stock award holdings of 10,000 shares ($36,250 determined as of such date), and Ms. Wilson and Ms. Hogue each had aggregate restricted stock award holdings of 6,000 shares ($21,750 determined as of such date). If any dividends are paid with respect to the Company's Common Stock, such dividends will be paid on the restricted stock.

(6) Mr. Friedman ceased to be employed by the Company on February 2, 1996, and Mr. Yeamans ceased to be an executive officer of the Company on such date.

STOCK OPTIONS

     The following tables summarize stock option grants and exercises during the Company's fiscal year ended March 31, 1996 to or by the executive officers named in the Summary Compensation Table above, and the value of all options held by such persons at March 31, 1996.

                                                 OPTION GRANTS IN FISCAL 1996

                                                  Individual Grants (1)                               Potential Realizable
                                  ------------------------------------------------------------          Value at Assumed
                                                   % of Total                                         Annual Rates of Stock
                                                    Exercise or                                        Price Appreciation
                                    Number        Options Granted   Exercise or                         for Option Term
                                  of Options       to Employees     Base Price      Expiration        ---------------------
 Name                               Granted       in Fiscal 1996     ($/Share)        Date              5%           10%
- -----                             ----------      ---------------   ----------      ----------        --------     --------
Robert D. Gordon                    19,000              7.4%           $12.00         5/11/05         $143,450     $363,375
Lloyd A. Hagemo                     35,000             13.6             4.563         7/20/05          142,018      296,109
Martin G. Hahn                      12,000              4.7             12.00         5/11/05           90,600      229,500
Sue A. Hogue                         8,500              3.3             12.00         5/11/05           64,147      162,562
Lizabeth Converse Wilson            10,000              3.9             12.00         5/11/05           75,500      191,250
Norman Friedman                       -0-                -                 -              -                -            -
Leslie N. Yeamans                     -0-                -                 -              -                -            -
- ------------

(1) Exercise price equal to the fair market value of the Common Stock on the date of grant as determined in accordance with the 1990 Plan. The stock options to Mr. Gordon, Mr. Hahn, Ms. Hogue and Ms. Wilson were granted on May 11, 1995 and the stock option to Mr. Hagemo was granted on July 20, 1995. All of the options were granted under the 1990 Plan, have 10-year terms and vest and become exercisable in four equal cumulative installments.

                AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                    VALUE OF OPTIONS HELD AT MARCH 31, 1996

                                                                       Number of       Value of Unexercised
                                                                      Unexercised         In-the-Money
                                                                     Options Held at     Options Held at
                                                                     March 31, 1996      March 31, 1996
                                   Shares Acquired        Value      (Exercisable/       (Exercisable/
Name                                 on Exercise       Realized (1)  Unexercisable)     Unexercisable) (1)
- ----                             ------------------    ------------  ---------------   -------------------

Robert D. Gordon                          -0-                -0-      135,754/84,246      $ 98,125/$8,749
Lloyd A. Hagemo                           -0-                -0-          -0-/35,000           -0-/-0-
Martin G. Hahn                          5,000           $ 11,800      100,500/26,500      182,188/  2,188
Sue A. Hogue                              -0-                -0-       35,625/33,875        26,228/19,901
Lizabeth Converse Wilson                8,900             63,413       75,000/15,000      155,001/  4,688
Leslie N. Yeamans                      35,000            251,875       54,100/45,900        6,763/  5,738
Norman Friedman                           -0-                -0-       50,000/50,000        6,250/  6,250

- -----------------
(1) "Value" has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or March 31, 1996.

                        LONG-TERM INCENTIVE PLAN AWARDS

   The following table summarizes Company contributions under the Company's Deferred Compensation Program during the Company's fiscal year ended March 31, 1996 to the executive officers named in the Summary Compensation Table above.

LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 1996

                             Number      Period until
Name                       of Units(1)    Maturation
- ----                       -----------   -------------

Robert D. Gordon              30,637      May 31, 1999
Lloyd Hagemo                   5,515     June 30, 1999
Martin G. Hahn                21,446      May 31, 1999
Sue A. Hogue                  15,931      May 31, 1999
Lizabeth Converse Wilson      15,931      May 31, 1999
Leslie N. Yeamans              4,596      May 31, 1999
Norman Friedman                1,673      May 31, 1999

- -----------------

(1) Number of share units represented by employee contributions and Company matching and one time supplemental contributions under the Company's Deferred Compensation Program at a price of $4.08 per Share. Company matching contributions equal $33,333 for Mr. Gordon, $15,000 for Mr. Hagemo, $25,000 for Mr. Hahn, $20,000 for Ms. Hogue, $20,000 for Ms. Wilson, $12,500
    for Mr. Yeamans and $1,726 for Mr. Friedman. One time supplemental contributions equal $75,000 for Mr. Gordon, $50,000 for Mr. Hahn, $35,000 for Ms. Wilson and $35,000 for Ms. Hogue. Company contributions subject to forfeiture if a participant's employment is voluntarily terminated or terminated for cause prior to the end of the maturation period. See "Executive Compensation - Report of Compensation Committee on Annual Compensation - Deferred Compensation Program."

OPTION REPRICINGS

     The following table summarizes stock options granted to the executive officers of the Company that have been repriced during the past ten fiscal years.



                                                    TEN-YEAR OPTION REPRICINGS

                                                Number of        Market Price       Exercise                      Length of Original
                                               Securities         of Stock            Price             New          Option Term
                                               Underlying          at Time          at time of        Exercise     Remaining at Date
Name                            Date        Options Repriced     of Repricing       Repricing           Price        of Repricing
- ----                           -----------  ----------------     ------------       ----------        --------   ------------------
 Robert D. Gordon              March 1990       75,000              1.75               3.00              1.75       7 yrs, 10 mos.
                               March 1990       15,000              1.75               3.125             1.75        8 yrs, 4 mos.
                               March 1990       35,000              1.75               3.125             1.75        8 yrs, 9 mos.
                               March 1990      100,000              1.75               2.75              1.75        9 yrs, 2 mos.
                             January 1988       75,000              3.00               5.37              3.00        7 yrs, 4 mos.

 Lloyd Hagemo (1)              March 1996       35,000              4.563              8.875             4.563       9 yrs, 4 mos.

 Martin G. Hahn                March 1990        1,250              1.75               4.875             1.75        7 yrs, 5 mos.

                               March 1990        1,250              1.75               3.00              1.75       7 yrs, 10 mos.
                               March 1990           75              1.75               3.625             1.75         8 yrs, 1 mo.

 Sue A. Hogue                  March 1990        1,000              1.75               2.125             1.75        9 yrs, 6 mos.

 Lizabeth Converse Wilson      March 1990          100              1.75               3.625             1.75         8 yrs, 1 mo.

                               March 1990        1,000              1.75               3.125             1.75        8 yrs, 6 mos.

- ----------------
(1) See "Executive Compensation - Report of Compensation Committee -Executive Officer Compensation Program - Stock Option Repricing"

SEVERANCE ARRANGEMENTS

   The Company has a policy under which its current executive officers are entitled to receive severance payments in the event that their employment is involuntarily terminated. Pursuant to this policy, Mr. Gordon would receive twelve months of severance pay and the other executive officers would receive six months.

COMPARATIVE STOCK PERFORMANCE

   The graph below compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Total Return Index for Nasdaq Computer Manufacturing Stocks over the same period (assuming the investment of $100 in each on March 31, 1991, and the reinvestment of all dividends).



                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG APERTUS, NASDAQ (U.S. COMPANIES)
                   AND NASDAQ COMPUTER MANUFACTURING STOCKS


                                                           NASDAQ
                                                           COMPUTER
Measurement Period                          NASDAQ (U.S.   MANUFACTURING
(Fiscal Year Covered)        APERTUS        COMPANIES)     STOCKS
- ---------------------        ----------     ------------   -------------
Measurement Pt-
03/31/1991                   $100           $100           $100
FYE 03/29/1992               $ 79           $127           $105
FYE 03/28/1993               $211           $147           $119
FYE 04/03/1994               $133           $158           $116
FYE 04/02/1995               $577           $176           $138
FYE 03/30/1996               $161           $239           $213

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   The following table sets forth, as of May 1, 1996 certain information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company named in the Summary Compensation Table above, and all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them. The Company is not aware of any shareholder owning 5% or more of the Company's Common Stock.

                                                     Shares Beneficially
                                                          Owned (1)
                                                    ----------------------
           Name                                     Number      Percentage
           ----                                     -------     ----------

Robert D. Gordon..................................  165,846         1.0
Nicholas J. Covatta, Jr...........................   93,000          *
Robert W. Fischer.................................  115,600(2)       *
Norman Friedman...................................   50,000
Lloyd A. Hagemo...................................      152          *
Martin G. Hahn....................................  103,492          *
Sue A. Hogue......................................   48,625          *
George E. Hubman..................................   21,000          *
Arch J. McGill....................................   70,000          *
Clarence W. Spangle...............................   41,000          *
Lizabeth Converse Wilson..........................   84,632          *
Leslie N. Yeamans.................................   55,000          *

All directors and executives officers as a group
  (11 persons)....................................  872,580          *

- ----------------------
*    Less than one percent.

(1) Includes shares subject to options exercisable within 60 days of May 1, 1996 under the 1990 Plan as follows: For Mr. Gordon, 135,754 shares; for Mr. Covatta, 5,000 shares; for Mr. Fischer, 65,000 shares; for Mr. Friedman, 65,000 shares; for Mr. Hagemo, 0 shares; for Mr. Hahn, 100,500 shares; for Ms. Hogue, 35,625 shares; for Mr. Hubman, 20,000 shares; for Mr. McGill, 5,000 shares; for Mr. Spangle, 25,000 shares; for Ms. Converse Wilson, 75,000 shares; for Mr. Yeamans, 54,100 shares; and for all directors and executive officers as a group, 597,979 shares.

(2) Includes 3,000 shares owned by Robert W. Fischer & Co., Inc..

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the fiscal year ending March 30, 1997. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

     The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

                            SOLICITATION OF PROXIES

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission or in person.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a shareholder to be presented at the 1997 Annual Meeting must be received at the Company's executive offices, 7275 Flying Cloud Drive, Eden Prairie, Minnesota 55344 not later than February 14, 1997.

                       APERTUS TECHNOLOGIES INCORPORATED

               DIRECTIONS TO 1996 ANNUAL MEETING OF SHAREHOLDERS

                                 TO BE HELD AT
                           RADISSON HOTEL SOUTH AND
                                  PLAZA TOWER
                           7800 NORMANDALE BOULEVARD
                         BLOOMINGTON, MINNESOTA 55439
                                (612) 835-7800


 .    Normandale Boulevard (Highway 100) runs north and south and intersects with major highways:  494 and 62 (Crosstown).

 .    From Normandale Boulevard (Highway 100) exit to 77th Street (Industrial
     Boulevard) and go west.

 .    77th Street (Industrial Boulevard) intersects with Service Road.  Turn left on Service Road and proceed to Radisson Hotel South and Plaza Tower.

                       APERTUS TECHNOLOGIES INCORPORATED
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated June 12, 1996, revoking all prior proxies, hereby appoints Robert D. Gordon and Julie Cummins Brady, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Apertus Technologies Incorporated (the "Company") to be held on July 18, 1996, and at all adjournments thereof, as specified below on each matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting.
1. ELECTION OF GEORGE E. HUBMAN AND ARCH J. MCGILL AS CLASS ONE DIRECTORS FOR THREE YEAR TERMS AS DESCRIBED IN THE PROXY STATEMENT.
      [_] VOTE FOR all nominees listed above (except as marked to the contrary below).
                                       [_] WITHHOLD AUTHORITY to vote for all
                                        nominees listed above.
   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
 ---------------------------------------------------------------
2. RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 30, 1997.
                    [_] FOR     [_] AGAINST     [_] ABSTAIN
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
              (continued and to be dated and signed on other side)


                                   P R O X Y
  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1, FOR ITEM 2 AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Please sign exactly as name appears below. When   When signing as attorney,
shares are held by joint tenants, both must       executor, administrator,
sign.                                             trustee or guardian, please
                                                  give full title as such. If
                                                  a corporation, please have
                                                  signed in full corporate
                                                  name by President or other
                                                  authorized officer. If a
                                                  partnership, name by autho-
                                                  rized person.

- ------------------------------------------------

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                    Signature if held jointly

                                                  Date:_________________ , 1996

                                                  PLEASE MARK, SIGN, DATE AND
                                                  RETURN THIS PROXY CARD
                                                  PROMPTLY USING THE ENCLOSED
                                                  ENVELOPE.

                       APERTUS TECHNOLOGIES INCORPORATED
                          SAVINGS AND INVESTMENT PLAN
                      CONFIDENTIAL VOTING INSTRUCTIONS TO
                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION
  I hereby direct that the voting rights pertaining to the stock of Apertus Technologies Incorporated held by the Trust and allocable to my account under the above Plan, as of April 30, 1996, shall be exercised at the Annual Meeting of Stockholders of said Corporation to be held July 18, 1996, and at any adjournment thereof, as specified on this instruction card and also on any other business as may properly come before said meeting or any adjournment thereof.
  This instruction card must be returned to Norwest Bank Minnesota, National Association, as Agent for Piper Trust Company, Trustee, by July 16, 1996, if your instructions are to be honored. The agent will tabulate the instructions from all Participants received by the deadline and the Trustee will vote all shares held in the Trust for which instructions are received. The Trustee shall not vote shares for which no instructions are received.
1. ELECTION OF GEORGE E. HUBMAN AND ARCH J. MCGILL AS CLASS ONE DIRECTORS FOR THREE YEAR TERMS AS DESCRIBED IN THE PROXY STATEMENT.
      [_] VOTE FOR all nominees listed above (except as marked to the contrary below).
                                       [_] WITHHOLD AUTHORITY to vote for all
                                        nominees listed above.
   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
 ---------------------------------------------------------------
2. RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 30, 1997.
                    [_] FOR     [_] AGAINST     [_] ABSTAIN
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
              (continued and to be dated and signed on other side)


                                   P R O X Y
  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL NOT BE VOTED.

Please sign exactly as name appears below. When   When signing as attorney,
shares are held by joint tenants, both must       executor, administrator,
sign.                                             trustee or guardian, please
                                                  give full title as such. If
                                                  a corporation, please have
                                                  signed in full corporate
                                                  name by President or other
                                                  authorized officer. If a
                                                  partnership, name by autho-
                                                  rized person.

- ------------------------------------------------

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                    Signature if held jointly

                                                  Date:_________________ , 1996

                                                  PLEASE MARK, SIGN, DATE AND
                                                  RETURN THIS PROXY CARD
                                                  PROMPTLY USING THE ENCLOSED
                                                  ENVELOPE.